Exhibit 4.1(a)

FIRST AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT dated as of April 12, 2006 (this “Amendment”), to the Rights Agreement dated as of December 8, 2000 (the “Rights Agreement”), between Sybron Dental Specialties, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), a national banking association, as Rights Agent (the “Rights Agent”). Terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of April 12, 2006 (as amended from time to time, the “Merger Agreement”), by and among Danaher Corporation, a Delaware corporation (“Parent”), Smile Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company;

WHEREAS, pursuant to the Merger Agreement the Parent has agreed to cause Smile Acquisition Corp. to commence a tender offer (as it may be amended from time to time in accordance with the Merger Agreement, the “Offer”) to purchase all of the Company’s common stock, par value $0.01 per share (the “Common Shares”), including the associated preferred share purchase rights (the “Rights”) issued pursuant to the Rights Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Offer and the Merger (as such term is defined in the Merger Agreement), are advisable and are fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Offer and the Merger, from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date (as defined in the Rights Agreement), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company upon delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, provided that the Rights Agreement may not be amended at a time when the Rights (as defined in the Rights Agreement) are not redeemable;

WHEREAS, there has been no such Distribution Date as of the time immediately prior to this Amendment, and the Rights are redeemable as of the date of this Amendment; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement should be amended as set forth in this Amendment prior to the execution of the Merger Agreement and has delivered a certificate that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following new sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, none of Danaher Corporation, Smile Acquisition Corp. or any Affiliate or Associate of either shall be deemed to be an Acquiring Person or a Beneficial Owner of Common Stock, either individually or collectively, solely as a result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(b) The definition of “Stock Acquisition Date” in Section 1(dd) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as a result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(c) The definition of “Triggering Event” in Section 1(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as a result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(d) The following definitions are added to Section 1 of the Rights Agreement:

“(jj) ‘Merger’ shall mean the merger of Smile Acquisition Corp. with and into the Company, in accordance with the terms and conditions of the Merger Agreement.

(kk) ‘Merger Agreement’ shall mean the Agreement and Plan of Merger dated as of April 12, 2006 by and among Danaher Corporation, Smile Acquisition Corp. and the Company, as amended from time to time.

(ll) ‘Offer’ shall mean the tender offer by Smile Acquisition Corp. commenced pursuant to the Merger Agreement.”

(e) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(f) Section 7(a) of the Rights Agreement is modified, amended and restated in its entirety as follows:

“Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other asserts, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the time immediately prior to the Effective Time (as such term is defined in the Merger Agreement), (ii) 5:00 P.M., New York City time, on December 11, 2010, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board (the ‘Final Expiration Date’), or (iii) the time at which the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the ‘Expiration Date’).”

(g) Section 11(a)(ii) of the Rights Agreement is amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of (A) the approval, execution, delivery, announcement or performance of the Merger Agreement; (B) the commencement or consummation of the Offer; or (C) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(h) Section 13(a) of the Rights Agreement is amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred solely as a result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(i) Section 25 of the Rights Agreement is amended to add the following new section at the end thereof:

“(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any notice hereunder to any holder of a Rights Certificate solely as a result of (i) the approval, execution, delivery, announcement or performance of the Merger Agreement; (ii) the commencement or consummation of the Offer; or (iii) the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement.”

(j) A new Section 35 with the heading “Termination at the Effective Time” is hereby added to the Rights Agreement reading in its entirety as follows:

“(a) This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time (as such term is defined in the Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which this Agreement and the Rights established hereby were terminated.

(b) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under (including, but not limited to, the commencement or consummation of the Offer, the occurrence of the Merger or the Effective Time), or any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

Section 2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

Section 3. Effectiveness; No Other Effect. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6. If Merger Abandoned. If the Merger Agreement is terminated and the Offer and/or the Merger is abandoned, then from and after such time this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Merger Agreement being terminated and the Offer or the Merger being abandoned.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

SYBRON DENTAL SPECIALTIES, INC.

By:	/S/ STEPHEN J. TOMASSI
Stephen J. Tomassi Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/S/ DENNIS V. MOCCIA
Dennis V. Moccia
Managing Director